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 EXHIBIT 9

                      TRANSFER AGENCY, ACCOUNTING SERVICES
                      AND ADMINISTRATIVE SERVICES AGREEMENT


         Agreement made as of the 25th day of August, 1992 between GRADISON MUNICIPAL CUSTODIAN TRUST, a business trust organized and existing under the laws of the State of Ohio, having its principal office and place of business at 580 Walnut Street, Cincinnati, Ohio 45202 (hereinafter referred to as the "Fund"), and McDONALD & COMPANY SECURITIES, INC., a registered transfer agent, having its principal office and place of business at 800 Superior Avenue, Cleveland, Ohio 44114 (hereinafter referred to as the "Transfer Agent").

                              W I T N E S S E T H:

         That for and in connection of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the following meanings:

                  1. "Approved Institution" shall mean an entity so named in a Certificate. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

                  2. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

                  3. "Custodian" shall mean the Fund's custodian under the terms and conditions of the Custody Agreement between the Custodian and the Fund, or its successor(s).

                  4. "Fund Business Day" shall be deemed to be each day on which The New York Stock Exchange, Inc. is open for trading.

                  5. "Officer" shall be deemed to be the Fund's Chairman of the Board, the Fund's President, Executive Vice President,any Vice President of the Fund, the Fund's Secretary, the Fund's Treasurer, any Controller of the Fund, any Assistant Controller of the Fund, any Assistant Treasurer of the Fund, any Assistant Secretary of the Fund, and any other person duly authorized by the Board of Trustees of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund.

                  6. "Shares" shall mean all or any part of each class of shares of beneficial interest in the Fund.

                  7. "Prospectus" shall mean the last Fund prospectus and statement of additional information actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933, as amended ("1933 Act"), has become effective.

                  8. "Transfer Agent" shall mean McDonald & Company Securities, Inc., as transfer agent, dividend disbursing agent, and accounting services provider under the terms and conditions of this Agreement, its successor(s) or assign(s).


                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

                  1. The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all of the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.


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                  2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

                  3. In connection with such appointment, the Fund shall deliver the following documents to the Transfer Agent:

                           (a) A certified copy of the Declaration of Trust of
the Fund and all amendments thereto;

                           (b) A certified copy of the By-Laws of the Fund;

                           (c) A certified copy of a resolution of the Board of
Trustees of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

                           (d) A Certificate signed by the Secretary of the Fund
specifying with respect to each class of Shares: the number of authorized Shares, the number of such authorized Shares issued, and the number of such authorized Shares issued and currently outstanding, the names and specimen signatures of the Officers of the Fund, and the name and address of the legal counsel for the Fund;

                           (e) Specimen Share certificates for each class of
Shares, if any, in the form approved by the Board of Trustees of the Fund, together with a certificate signed by the Secretary of the Fund as to such approval; and

                           (f) Copies of the Fund's Registration Statement, as
amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission ("SEC") under the 1933 Act, as amended, and under the Investment Company Act of 1940, as amended ("1940 Act"), together with any applications filed in connection therewith.

                  4. If Share certificates are issued, the Fund shall furnish the Transfer Agent with a sufficient supply of blank Share certificates and from time to time will renew such supply upon request of the Transfer Agent. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Fund authorized by law or by the by-laws to sign Share certificates, and, if required, shall bear the corporate seal or facsimile thereof.


                                   ARTICLE III

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

                  1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

                           (a) A Certificate authorizing the issuance of Share
certificates in the new form;



                           (b) Specimen Share certificates for each class of
Shares in the new form approved by the Board of Trustees of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

                           (c) An opinion of counsel for the Fund with respect
to the validity of the Shares in the new form and the status of such Shares under the 1933 Act and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

                  2. The Fund shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in the new form, and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be properly signed by Officers of the Fund authorized by law or by the by-laws to sign Share certificates and, if required, shall bear the corporate seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this section.

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                                   ARTICLE IV

                  ISSUANCE, REDEMPTION, AND TRANSFER OF SHARES

                  1. (a) The Transfer Agent shall accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, each (i) purchase order received from a purchaser, or shareholder, whether or not an Approved Institution, and (ii) redemption request either received from a shareholder, whether or not an Approved Institution, or contained in a Certificate, provided that (A) such purchase order or redemption request, as the case may be, is reasonably believed by the Transfer Agent to be in conformity with the Fund's purchase and redemption procedures described in the Prospectus, and (B) the Transfer Agent has agreed to accept and act in accordance with such type of purchase order or redemption request, as the case may be.

                     (b) The Transfer Agent also shall accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution.

                  2. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes its net asset value, issue to, and redeem from, the accounts specified in a purchase order, redemption request, or computer tape which in accordance with the Prospectus is effective on such Fund Business Day the appropriate number of full and fractional Shares based on the net asset value per Share of such class specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or part, and promptly shall orally advise both the Fund and the Approved Institution which supplied such tape of such discrepancy.

                  3. The Transfer Agent shall, as of each Fund Business Day specified in a Certificate or resolution described in paragraph 1 of succeeding
Article V, issue Shares of a class, based on the net asset value per Share of such class specified in an advice received from the Fund on such Fund Business Day, in connection with a reinvestment of a dividend or distribution on Shares of such class.

                  4. On each Fund Business Day, the Transfer Agent shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business Day: the total number of Shares of each class (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each Class sold to the Custodian, on such day pursuant to preceding paragraph 2 of this Article; the total number of Shares of each class redeemed by the Custodian on such day; the total number of Shares of each class, if any, sold to the Custodian on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of each class issued and outstanding. On the same day such statement is received by the Fund, the Fund shall confirm the information contained therein by delivering to the Transfer Agent a Certificate with respect to the same.

                  5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are described in the Prospectus. If the Prospectus indicates that certificates for Shares are available, and if specifically requested in writing by any shareholder, the Transfer Agent will countersign, issue and mail to such shareholder at the address set forth in the records of the Transfer Agent, a Share certificate for any full Shares requested. In addition, the Transfer Agent shall issue and mail Share certificates for full Shares requested otherwise than in writing provided
(i) such request is in accordance with the Prospectus and (ii) the Transfer Agent has expressly agreed with the Fund to act in accordance with such requests.

                  6. As of each Fund Business Day the Transfer Agent shall furnish the Custodian with an advice setting forth the number and dollar amount of Shares to be redeemed or purchased on such Fund Business Day in accordance with paragraph 2 of this Article.

                  7. Upon receipt of moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus, and (b) in the case of a redemption of Shares pursuant to a computer tape described in preceding paragraph 1(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape.

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                  8. The Transfer Agent shall not be required to issue any
Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

                  9. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

                  10. Shares which are subject to restriction on transfer or redemption (including, without limitation, Shares acquired pursuant to a restrictive investment representation, Shares held by controlling persons, Shares subject to shareholder's agreements, etc.) other than the general restrictions on the transferability of the Shares described in the Prospectus, may not be transferred or redeemed except upon receipt by the Transfer Agent of an opinion of counsel for the Fund stating that such transfer or redemption is in accordance with applicable law, and may be properly effected. The Transfer Agent shall be entitled to rely upon such opinion and shall be indemnified by the Fund for any transfer or redemption made in reliance upon any such opinion.

                  11. The Transfer Agent shall accept a computer tape consistent with the Transfer Agent's tape layout package, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape.

                  12. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates, where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the share certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized Officer of the Fund, a guarantee of signature by a member firm of a National Securities Exchange, by a bank or trust company acceptable to the Transfer Agent, or as otherwise provided by regulation of the SEC. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers to redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws.

                      (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

                  13. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 11 of this Article or any redemption of any Shares pursuant to a computer tape described in this Article, any documents, including, without limitation, any documents, of the kind described in sub-paragraph (a) of paragraph 12 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

                  14. (a) As used in this Agreement, the terms "computer tape" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution" shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was input into the System at such times as are agreed upon from time to time by the Transfer Agent and Fund.

                      (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.

                  15. The Fund hereby retains the Transfer Agent to provide all necessary services to the Fund with respect to maintaining the books and accounting records of the Fund, coordinating the transfer agent activities with the Fund, pricing the securities of the Fund, calculating its net asset value, coordinating the audit function with the Fund's independent accountant, and such other activities as may be agreed to from time to time. The Fund shall pay to the Transfer Agent a fee for providing such services as set forth in Appendix A to this Agreement.


                                    ARTICLE V

                           DIVIDENDS AND DISTRIBUTIONS

         1. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Trustees, certified by the Secretary or any Assistant Secretary, either (i) setting forth with respect to a class of Shares the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

         2. Upon the payment date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to make available to the Transfer Agent an amount of cash, if any, sufficient for the Transfer Agent to make the payment, if any, specified in such Certificate or resolution, as the case may be, to the Shareholders of record as of such payment date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution on the payable date to all shareholders of record of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

         3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders.

         4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required of it by applicable law or agreed between the Transfer Agent and the Fund.


                                   ARTICLE VI

                               CONCERNING THE FUND

         1. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

         2. Each copy of the Declaration of Trust of the Fund and copies of all amendments thereto shall be certified by the Secretary of the Fund. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, shall be certified by the Secretary of the Fund.

         3. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by the Transfer Agent.


                                   ARTICLE VII

                          CONCERNING THE TRANSFER AGENT

         1. The Transfer Agent represents that it is currently registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to conduct lawfully its activities without such registration and that it will remain so registered for the duration of this Agreement. The Transfer Agent agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should the Transfer Agent fail to be registered with the SEC as a transfer agent at any time during this Agreement, and such failure to register does not permit the Transfer Agent to conduct lawfully its activities, the Fund may terminate this Agreement upon five days' written notice to the Transfer Agent.

         2. The Transfer Agent shall not be liable and shall be fully protected in acting upon any computer tape, writing or document reasonably believed by it to be genuine and to have been signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Fund and the proper countersignature of the Transfer Agent.

         3. The Transfer Agent may establish such additional procedures, rules and regulations governing the transfer or registration of certificates of stock as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents.

         4. The Transfer Agent shall keep such records in complete and accurate form as are required by law or otherwise as required by the Fund's Prospectus or Statement of Additional Information or good business practice in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act, as amended from time to time. The Transfer Agent may deliver to the Fund from time to time as mutually agreed with the Fund, for safekeeping or disposition by the Fund in accordance with law, such records, papers, Share certificates which have been canceled in transfer, exchange or redemption, or other documents accumulated in the execution of its duties as such Transfer Agent, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations, and the Fund shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. The records hereto maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available promptly upon request for inspection by the officers, employees and auditors of the Fund, and such records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article VIII of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

         5. The Transfer Agent agrees on its own behalf and that of its employees to keep confidential all records of the Fund and information relating to the Fund and its shareholders (past, present and future), its investment adviser and its principal underwriter, unless the release of such records or information is otherwise consented to, in writing, by the Fund prior to its release. The Fund agrees that such consent shall not be unreasonably withheld, and may not be withheld where the Transfer Agent may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

         6. Subject to approval by the Fund, the Transfer Agent may employ agents or attorneys-in-fact at the expense of the Fund. If the selection of any such agent or attorney-in-fact is approved by the Fund in a Certificate, the Transfer Agent shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agent or attorney-in-fact so long as the Transfer Agent acts in good faith and without negligence or willful misconduct in the selection of such agent or attorney-in-fact. In the event the selection of an agent or attorney-in-fact is not approved by the Fund, the Transfer Agent shall have with respect to the actions or omissions to act of such agent or attorney-in-fact the same rights, duties, and responsibilities as the Transfer Agent would have if any such actions or omissions to act were the action or omission to act of the Transfer Agent or any officer or employee of the Transfer Agent. Notwithstanding the foregoing, nothing contained in this paragraph shall obligate the Fund to approve the selection of any agent or attorney-in-fact, and the Fund shall at all times be free to withhold any such approval.

         7. Except to the extent set forth in paragraph 6 of this Article, the Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its own failure to act in good faith, negligence or willful misconduct.

         8. The Transfer Agent shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, the Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

         9. The Transfer Agent represents and warrants that, to the best of its knowledge, the various procedures and systems which the Transfer Agent has implemented with regard to the safeguarding form loss or damage attributable by fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Fund's blank checks, certificates, records and other data and the Transfer Agent's equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligation hereunder. The Transfer Agent shall review such systems and procedures on a periodic basis and the Fund shall have access to review these systems and procedures.

         10. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Fund or the Transfer Agent. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

         11. Specifically, but not by way of limitation, the Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent to any person in connection with the genuineness of a Share certificate, the Transfer Agent's capacity and authorization to issue Shares and the form and amount of authorized Shares.

         12. At any time, the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may, at the option of the Transfer Agent, set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel to the Fund, or its own counsel, at the expense of the Fund, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

         13. The Transfer Agent agrees to indemnify and hold harmless the Fund from all taxes, charges expenses, assessments, claims and liabilities arising from the Transfer Agent's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the federal securities laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of the Transfer Agent's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         14. In order that the indemnification provisions contained in this Article shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claims. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         15. When mail is used for delivery of non-negotiable Share certificates, the value of which does not exceed the limits of the Transfer Agent's Blanket Bond, the Transfer Agent shall send such non-negotiable Share certificates by first class mail, and such deliveries will be covered while in transit by the Transfer Agent's Blanket Bond. Non-negotiable Share certificates, the value of which exceed the limits of the Transfer Agent's Blanket Bond, will be sent by insured registered mail. Negotiable Share certificates will be sent by insured registered mail. The Transfer Agent shall advise the Fund of any Share certificates returned as undelivered after being mailed as herein provided.

         16. The Transfer Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen or destroyed upon receiving instructions in writing from an Officer and indemnity satisfactory to the Transfer Agent. Such instructions from the Fund shall be in such form as approved by the Board of Trustees of the Fund in accordance with the provisions of law or of the By-Laws of the Fund governing such matters. If the Transfer Agent receives written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after he has notice of it, the Transfer Agent shall promptly notify the Fund and shall act pursuant to written instructions signed by an Officer. If the Fund receives such written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after he has notice of it, the Fund shall promptly notify the Transfer Agent and the Transfer Agent shall act pursuant to written instructions signed by an Officer. The Transfer Agent shall not be liable for any act done or omitted by it pursuant to the written instructions described herein. The Transfer Agent may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

         17. The Transfer Agent will issue and mail subscription warrants for Shares of beneficial interest, Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Transfer Agent may deem necessary.

         18. The Transfer Agent will supply shareholder lists to the Fund from time to time upon receiving a request therefor from an Officer of the Fund.

         19. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an Officer prior to such inspection. Notwithstanding the foregoing, the Transfer Agent shall have the right to exhibit such records to any Federal or State authority with whom the Fund or its Shares are registered, and the Transfer Agent shall further have the right to exhibit any such records to any person whenever it receives an opinion from its counsel that there is reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit such records, provided, however, that in connection with any such exhibiting the Transfer Agent shall promptly notify the Fund upon receipt of any such request or demand for inspection, indicating whether such exhibiting has been made or is to be made.

         20. At the request of an Officer, the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

         21. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;

                  (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

                  (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of the Shares.

         22. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, the compensation set forth in Appendix C hereto as it may be amended.

         23. The Transfer Agent undertakes to comply with all applicable requirements of the 1933 Act, Securities Exchange Act of 1934, as amended, and the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Transfer Agent hereunder.

         24. The Transfer Agent shall have no duties or responsibil-ities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

                                  ARTICLE VIII

                                   TERMINATION

         Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Transfer Agent may designate a successor transfer agent. If the Fund fails to designate a successor transfer agent and if the Transfer Agent is unable to find a successor transfer agent, the Fund shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Upon the termination hereof, the Fund shall pay to the Transfer Agent such compensation as may be due for the period prior to the date of such termination. Any termination affected hereunder shall not affect the rights and obligations of the parties under Article VII hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

         1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, and the Transfer Agent shall not unreasonably withhold such consent.

         2. Any notice or other instrument in writing authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at 580 Walnut Street, Cincinnati, Ohio 45202 or at such other place as the Fund may from time to time designate in writing.

         3. Any notice or other instrument in writing authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to it at its office at 800 Superior Avenue, Cleveland, Ohio 44114 or at such other place as the Transfer Agent may from time to time designate in writing.

         4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement and authorized or approved by a resolution of the Board of Trustees of the Fund.

         5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Transfer Agent.

         6. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

         9. A copy of the Declaration of Trust, as amended, establishing the Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this Agreement is executed on behalf of the Trust by the officers of the Trust as officers, and not individually, and that the shareholders, trustees, officers, employees, representatives or agents of the Trust shall not personally be bound by or liable under this Agreement, not shall resort be had to their private property for the satisfaction of any obligation or claim thereunder, as more fully provided under the terms of the Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                                   GRADISON MUNICIPAL CUSTODIAN TRUST


                                   By: /S/ Donald E. Weston
                                       -----------------------


                                   McDONALD & COMPANY SECURITIES, INC.


                                   By: William Summers
                                       -------------------

                TRANSFER AGENCY AND ACCOUNTING SERVICES AGREEMENT

                                   APPENDIX B

I, Richard M. Wachterman, Secretary of Gradison-McDonald Municipal Custodian Trust, an Ohio business trust do hereby certify that the following are the only series of the Trust authorized by the Trust as of the dated of the Amendment of this Appendix B to this transfer Agency Agreement:

No par value shares of beneficial interest in Gradison Ohio Tax-Free Income
Fund.


                                            Richard M. Wachterman
                                            ---------------------
                                            Secretary

                                            September 15, l997
                                            ------------------

                    TRANSFER AGENCY, ACCOUNTING SERVICES AND
                        ADMINISTRATIVE SERVICES AGREEMENT

                                   APPENDIX C


         The Fund shall pay to the Transfer Agent for transfer agency and administrative duties a fee in the amount of $23.00 per non-zero balance shareholder account per year based on the number of each series' accounts on the master file at month-end, plus $5.00 per closed or zero balance shareholder account per year based on the master file at month end. The Fund shall also pay out-of-pocket costs for statement paper, statement envelopes, reply envelopes, and reply postage.

         The Fund shall also pay to the Transfer Agent, for accounting services an annual fee in the amount of .035% of the first $100 million of average daily Fund net assets, .025% of the next $100 million of average daily Fund net assets, .015% of assets in excess of $200 million, with a minimum annual fee of $48,000.

         All fees shall be paid within ten days after the end of each month. The Fund shall be responsible for paying any applicable taxes with respect to the services provided by this Agreement.

Revised: May 8, l997